Exhibit 99.1

Investor Contact: W. Carl Whitmer President or John M. Doyle Chief Financial Officer (615) 844-2747	Media Contact: Michele M. Peden VP, Corporate Communications (615) 467-1255
IASIS HEALTHCARE NAMES MAZZUCA CHIEF OPERATING OFFICER

Announces Date for Whitmer’s Transition to CEO and Completion of Company Succession Plan
FRANKLIN, Tennessee (October 11, 2010) – IASIS Healthcare (“IASIS”) today announced the appointment, effective immediately, of long-time healthcare executive and former IASIS division president, Phillip J. Mazzuca, to the role of chief operating officer. Mazzuca brings to the 18-facility company nearly 30 years of hospital and healthcare leadership experience.
“We are pleased to welcome Phil back to the IASIS team as our new chief operating officer,” said IASIS Healthcare President W. Carl Whitmer. “More than ever, healthcare companies need seasoned managers to navigate the ever-changing healthcare landscape and challenging economic climate. Phil’s extensive experience in hospital operations will be a tremendous resource for the hospital management teams in each of our communities.”
Mazzuca joins IASIS from Brim Holdings, Inc., where he served as president and chief executive officer for the past two years. IASIS recently purchased Brim Holdings, which operated two hospitals in Texas and Colorado.
Prior to joining Brim Holdings, Mazzuca served for three years as the executive vice president and COO of Charlotte, North Carolina-based MedCath Corporation, where he oversaw the company’s hospital operations. Starting in 1999, he spent six years at IASIS, rising to division president for the Texas and Florida markets. In previous years, he served in operations leadership roles for a number of hospitals and hospital companies, including CEO of hospitals in several states including Alabama, California, Illinois and Virginia.
“I look forward to rejoining many of my former colleagues and am excited about serving a company that is in a period of growth and success,” said Mazzuca. “I will be an active participant in each of our hospital’s communities and intend to provide every facility with sound operational direction, as well as provide transitional continuity for the two newest IASIS facilities.” As was announced in April, as part of the Company’s leadership succession plan, IASIS’ long-time COO Sandra McRee will continue on the IASIS Board of Directors in the role of non-executive vice chair.
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IASIS Healthcare Names Chief Operating Officer

October 11, 2010
The final step in the previously announced succession plan is the transition of the CEO role from David R. White to current IASIS President Carl Whitmer. Effective November 1, 2010, Whitmer will assume the title of IASIS Healthcare President and CEO while White will remain as the non-executive chairman of the IASIS Board of Directors.
“Because this change in leadership was so important to all of us, we deliberately took the necessary time to smoothly complete the transition,” said White. “I not only am extremely pleased with the process we have undergone, but also have complete confidence in the new IASIS leadership team and look forward to being part of the Company’s continued success.”
IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 17 acute care hospital facilities and one behavioral health hospital facility with a total of 3,081 beds in service and has total annual net revenue of approximately $2.6 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; four cities in Texas, including San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 199,000 members. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.
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